Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	October 14, 2011

UGI Announces Acquisition of European LPG Businesses

VALLEY FORGE, Pa., October 14 — UGI Corporation (NYSE: UGI) today reported that it has acquired Shell’s liquefied petroleum gas (LPG) distribution businesses in the United Kingdom, Belgium, the Netherlands, Luxembourg, Denmark, Finland, Norway and Sweden. Due to the confidentiality provisions of the purchase agreement, terms of the transaction were not disclosed. The acquired businesses delivered approximately 300 million gallons of LPG in 2010, the addition of which will expand the scale of UGI’s European LPG business to over 700 million gallons.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We are pleased to welcome the customers and employees of the acquired businesses to the UGI family. The acquisition of these high-quality businesses reaffirms our commitment to add value for our shareholders through profitable growth in Europe. The acquired businesses provide UGI with an attractive opportunity to expand our footprint in northern Europe to LPG markets that are in close proximity to our existing operations in France and Central Europe. Despite the transition expenses typically incurred immediately following a transaction of this size, we expect the financial results of the acquired businesses to be modestly accretive to earnings in Fiscal 2012.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control, including management’s ability to successfully integrate the acquired businesses. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, and the timing and success of our acquisitions, commercial initiatives, and investments to grow our business. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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